Exhibit 24.1

POWER OF ATTORNEY

(Registration Statements on Form S-8)

Each of the undersigned directors of ManpowerGroup Inc. (the “Company”) hereby constitutes and appoints Michelle S. Nettles and Dale Johnson, and each of them, the undersigned’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead to sign for the undersigned and in the undersigned’s name in the capacity as a director of the Company an amendment to each of the Company’s Registration Statements on Form S-8 relating to the following equity compensation plans of the Company: Manpower 1990 Employee Stock Purchase Plan and 2003 Equity Incentive Plan of Manpower Inc., and to file the same, with all exhibits thereto, other documents in connection therewith, and any amendments to any of the foregoing, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the undersigned’s substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have each executed this Power of Attorney, on one or more counterparts, as of the 7th day of August, 2026.

/s/ John F. Ferraro
Jean-Philippe Courtois	John F. Ferraro

/s/ William P. Gipson	/s/ Julie M. Howard
William P. Gipson	Julie M. Howard

/s/ Ulice Payne, Jr.
Ulice Payne, Jr.	Muriel Pénicaud

/s/ Jonas Prising	/s/ Paul Read
Jonas Prising	Paul Read

/s/ Elizabeth P. Sartain	/s/ Michael J. Van Handel
Elizabeth P. Sartain	Michael J. Van Handel